UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/16/2010

FIRST CENTURY BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-11671

WV	55-0628089
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

P.O. Box 1559, Bluefield, WV 24701-1559
(Address of principal executive offices, including zip code)

304-325-8181
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Certain Officers:

On December 16, 2010, the Compensation Committee (the "Committee") of First Century Bankshares, Inc. (the "Company") met to establish the salaries of two of the executive officers of the Company for 2011.   In addition, on December 21, 2010, the Board of Directors of the Company appointed Frank W. Wilkinson to the position of President and Chief Executive Officer of the Company, and its subsidiary, First Century Bank, N.A. (the "Bank") effective January 1, 2011. The Committee increased the salary of Frank W. Wilkinson to $180,000 and the salary of J. Ronald Hypes, Treasurer of the Company and Chief Financial Officer of the Bank to $150,000.

Resignation of R.W. Wilkinson and Entry into Severance Agreement:

On December 22, 2010, the Company and the Bank entered into a Severance Agreement (the "Agreement") with R.W. Wilkinson, the Company's President, Chief Executive Officer and Chairman of the Board, and the Bank's Chief Executive Officer and Chairman of the Board. Mr. Wilkinson has announced his resignation as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank, effective December 31, 2010, and the Compensation Committee, acting on behalf of the Board of Directors of the Company and the Bank, determined that such an Agreement was appropriate, considering Mr. Wilkinson's many years of dedication, loyalty and valuable service to the Company and the Bank.

The Agreement provides a single, lump sum severance payment to Mr. Wilkinson of One Hundred Forty Thousand Dollars ($140,000.00) and the transfer to Mr. Wilkinson of title to the 2010 Cadillac which Mr. Wilkinson has been using, free and clear of all liens and encumbrances. Mr. Wilkinson's resignations as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank will all be effective as of the end of the day on December 31, 2010.
The Agreement also provides that Mr. Wilkinson shall continue to serve as Chairman of the Board of Directors of the Company and as Chairman of the Board of Directors of the Bank throughout the remainder of his current term and shall be recommended to be re-elected to serve as Chairman of Board of the Company at the next annual meeting of its shareholders and will be re-elected to serve as Chairman of the Board of the Bank at the meeting of its sole shareholder immediately following the annual meeting of the shareholders of the Company. The terms of each Chairmanship extend through the period ending upon the earlier of December 31, 2011, or Mr. Wilkinson's resignation, death or disability.
Under the Agreement, for the period during which Mr. Wilkinson serves as Chairman of the Board of the Company and/or Chairman of the Board of the Bank, Mr. Wilkinson is entitled to certain benefits including, but not limited to, suitable office space in downtown Bluefield, West Virginia, secretarial help, reimbursement of the reasonable cost of one annual physical examination during calendar year 2011, membership dues at Fincastle Country Club in Bluefield, Virginia and reimbursement of reasonable costs for attendance at the annual convention of the West Virginia Bankers Association.

A copy of the Severance Agreement is attached here as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

10.1        Severance Agreement for R. W. Wilkinson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CENTURY BANKSHARES, INC.

Date: December 22, 2010	By:	/s/ J. Ronald Hypes
J. Ronald Hypes
Treasurer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1